Exhibit 107
CALCULATION OF FEES TABLE
FORM S-3
ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (3)	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate (3)	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock
Fees to be Paid	Equity	Preferred Stock
Fees to be Paid	Other	Warrants
Fees to be Paid	Other	Depositary Shares
Fees to be Paid	Debt	Debt Securities (4)
Fees to be Paid	Unallocated (Universal) Shelf
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)     As permitted by General Instruction II.E of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per share, and proposed maximum aggregate offering price.
(2)    An indeterminate number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices. Includes an indeterminate amount of our securities as may be issued upon conversion of debt securities, shares of preferred stock or warrants registered under this registration statement.

Exhibit 107
(3)    In reliance on Rule 456(b) under the Securities Act, the registrant is deferring payment of all of the registration fees due hereunder, which will be calculated in accordance with Rule 457(r) under the Securities Act.
(4)    If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.